Contacts: Rob Stewart
Investor Relations
FOR RELEASE	Tel (949) 480-8300
October 23, 2008	Fax (949) 480-8301

ACACIA RESEARCH REPORTS THIRD QUARTER 2008
FINANCIAL RESULTS

Newport Beach, Calif. – (BUSINESS WIRE) –October 23, 2008 – Acacia Research Corporation (Nasdaq: ACTG) today reported results for the three months ended September 30, 2008.

“Acacia Research consolidated revenues for the third quarter of 2008 were $13,796,000 compared to $9,544,000 in the year ago period.  Trailing 12-month revenues were $41,963,000 compared to $47,907,000 at the end of the third quarter of 2007.  Acacia Research reported a third quarter GAAP net loss from continuing operations of $2,420,000 or $0.08 per share, including non-cash charges of $3,101,000,” commented Acacia Research Chairman and CEO, Paul Ryan.

“Acacia Research's subsidiaries entered into 20 new licensing agreements in the third quarter and generated revenues from 18 different licensing programs, including 8 new licensing programs.  We have now generated revenues from 43 licensing programs. Acacia also acquired control of 5 new patent portfolios in the quarter for future licensing and ended the quarter controlling 99 patent portfolios.”

“Acacia continues to grow its base of future revenue by adding new patent portfolios.  As our licensing success grows, more companies are selecting us as their partner for the licensing of their patented technologies,” concluded Mr. Ryan.

Acacia Research Corporation Consolidated Financial Results

For the Three Months Ended September 30, 2008 and 2007

Results from Continuing Operations

Acacia Research Corporation reported consolidated third quarter 2008 license fee revenues of $13,796,000, compared to $9,544,000 in the third quarter of 2007.  Third quarter 2008 license fee revenues included license fees from 20 new licensing agreements and revenues from 18 of the Company’s technology licensing programs, including initial license fee revenues for our Vehicle Anti-Theft Parking Systems technology, Online Auction Guarantee technology, Projector technology, Web Personalization technology, Vehicle maintenance technology, Physical Access Control technology, High Resolution Optics technology, and Software License Management technology.  Third quarter 2008 license fee revenues also included fees from the licensing of our Audio Communications Fraud Detection technology, DMT® technology, Pop-up Internet Advertising technology, Portable Storage Devices with Links technology, Remote Management of Imaging Devices technology, Rule-Based Monitoring technology, Telematics technology, Image Resolution Enhancement technology, Electronic Address List Management technology and High Quality Image Processing technology.   Third quarter 2007 revenues included license fees from 27 new licensing agreements and revenues from 7 of our technology licensing programs.  To date, the Company has generated revenues from 43 of its technology licensing programs.

Trailing twelve-month license fee revenues were $42.0 million as of September 30, 2008, as compared to $37.7 million as of June 30, 2008, $36.5 million as of March 31, 2008, $52.6 million as of December 31, 2007 and $47.9 million as of September 30, 2007.

Acacia Research Corporation reported a third quarter 2008 GAAP net loss from continuing operations of $2,420,000, as compared to $4,674,000 in the third quarter of 2007.  Included in third quarter 2008 results from continuing operations are non-cash charges totaling $3,101,000, comprised of non-cash stock compensation charges of $1,949,000 and non-cash patent amortization charges of $1,152,000.  Third quarter 2007 results from continuing operations included non-cash charges of $3,555,000, comprised of non-cash stock compensation charges of $1,869,000, a write-off of a patent-related intangible asset of $235,000 and non-cash a patent amortization charges of $1,451,000.

Marketing, general and administrative expenses include employee compensation and related personnel costs, including non-cash stock compensation expenses, office and facilities costs, legal and accounting professional fees, public relations, marketing, stock administration and other corporate costs, and patent related development, commercialization, research, consulting and maintenance costs.  Third quarter 2008 marketing, general and administrative expenses increased to $5,865,000, including non-cash stock compensation charges of $1,949,000, from $5,454,000, including non-cash stock compensation charges of $1,869,000, in the comparable 2007 period.  Excluding non-cash stock compensation charges, marketing, general and administrative expenses increased $331,000.  The net increase was due primarily to the addition of licensing, business development and engineering personnel since the end of the comparable 2007 period, an increase in business development and licensing related consulting costs and an increase in corporate, general and administrative costs, all of which are reflective of the continued growth and expansion of our operating subsidiaries’ intellectual property acquisition, licensing and enforcement businesses and related ongoing operations.

Operating expenses for the third quarter of 2008 and 2007 included inventor royalties expenses of $4,329,000 and $2,672,000, respectively, and contingent legal fees expenses of $3,934,000 and $2,997,000, respectively.  The majority of our operating subsidiaries’ patent portfolios are subject to agreements containing provisions granting to the original patent owner the right to receive inventor royalties based on future net revenues, as defined in the respective agreements, and may also be subject to contingent legal fee arrangements with external law firms engaged on a contingent fee basis.  The economic terms of the inventor and contingent arrangements, if any, vary across the patent portfolios owned or controlled by our licensing subsidiaries.  As such, inventor royalties and contingent legal fees expenses fluctuate period to period based on the amount of revenues recognized each period and the mix of specific patent portfolios generating revenues each period.  The third quarter 2008 increase in inventor royalties expense and contingent legal fees expense, as compared to the third quarter of 2007, was primarily due to the increase in license fee revenues recognized in the third quarter of 2008, as compared to the third quarter of 2007, as described above.

Third quarter 2008 patent-related legal expenses were $1,153,000, compared to $2,027,000 in the comparable 2007 period.  Patent-related legal expenses include patent-related prosecution and enforcement costs incurred by outside law firms engaged on an hourly basis and the out-of-pocket expenses incurred by law firms engaged on a contingent fee basis.  Patent-related legal expenses fluctuate from period to period based on patent enforcement and prosecution activity associated with ongoing licensing and enforcement programs and the timing of the commencement of new licensing and enforcement programs in each period.  We expect patent-related legal expenses to continue to fluctuate quarter to quarter based on the factors summarized above, in connection with our current and future patent licensing and enforcement programs.

Financial Condition

Total assets were $72,206,000 as of September 30, 2008 compared to $71,051,000 as of December 31, 2007.  Cash and cash equivalents and investments totaled $45,360,000 as of September 30, 2008 compared to $51,433,000 as of December 31, 2007.  License fees receivable totaled $10,466,000 as of September 30, 2008 compared to $1,409,000 as of December 31, 2007.

Business Highlights and Recent Developments

Business highlights of the third quarter of 2008 and recent developments include the following:

(Note: Acacia Patent Acquisition LLC, Disc Link Corporation, Telematics Corporation, International Printer Corporation, Credit Card Fraud Control Corporation, Diagnostic Systems Corporation, IP Innovation, LLC, Parking Security Systems Corporation, TransAuction LLC, Contacts Synchronization Corporation, Light Valve Solutions LLC, Refined Recommendations Corporation, Screentone Systems Corporation, Priority Access Solutions Corporation, High Resolution Optics Corporation, Secure Access Corporation and Service Reminder LLC are all wholly owned operating subsidiaries of Acacia Research Corporation):

•
Disc Link Corporation entered into a license agreement with Block Financial LLC covering patents relating to portable storage devices with links.  The portable storage devices with links technology generally relates to products sold or distributed on CDs or DVDs that include a link to retrieve additional data via the Internet.

•
Telematics Corporation settled litigation against Motorola, Inc., that was pending in the United States District Court for the Northern District of Georgia. The Telematics technology generally relates to systems and methods for displaying mobile vehicle information on a map.  This technology can be used in navigation and fleet management systems that combine wireless communication with GPS tracking and map displays.

•	International Printer Corporation entered into settlement and license agreements with the following companies, covering a portfolio of patents that apply to remote management of imaging devices:

•	Brother International Corp. and Brother Industries, Ltd.
•	Hewlett-Packard Company
•	Samsung Electronics Co., Ltd. and Samsung Electronics America, Inc.

•
Credit Card Fraud Control Corporation entered into a non-exclusive patent license and settlement agreement with National A-1 Advertising, Inc., covering a patent that applies to fraud protection technology.  This resolves a dispute between the parties which was pending before the United States District Court for the Eastern District of Texas.  This patented technology generally relates to methods for determining and preventing fraud when using telephonic, computer network or other communication services to complete a sale. The claims cover methods for preventing fraud during the purchase of services for entertainment or technical support.  These methods help protect vendors from credit card charge-backs and help protect consumers whose credit card numbers may have been stolen.

•
Diagnostic Systems Corporation entered into a license agreement with Information Builders, Inc. covering a portfolio of patents that apply to rule-based monitoring. This resolved a dispute that was pending in the District Court for the Central District of California. The rule-based monitoring technology can be used to monitor a variety of hardware and software systems such as network nodes, servers, databases and applications.

•
Parking Security Systems Corporation entered into a license agreement with Affiliated Computer Services, Inc. covering a portfolio of patents that generally relate to methods of automatically identifying a vehicle through a characteristic, such as a license plate number, to control vehicle access. This patented technology is applicable to airports, hotels, shopping centers and other parking areas that employ vehicle access control measures.

•	TransAuction LLC entered into settlement and license agreements with the following companies covering a patent portfolio relating to methods for conducting guaranteed online auctions:

•	A license agreement with buySAFE, Inc.
•	A settlement and license agreement with WineCommune, LLC resolving patent litigation against WineCommune that was pending in the United States District Court for the Eastern District of Texas.

The patented technology generally relates to methods for securing the performance of online auction participants such as using guarantees and providing corresponding visual indication of guaranteed auctions.

•
Contacts Synchronization Corporation entered into a license agreement with Research in Motion for rights to practice United States Patent No. 7,072,687, which discloses and claims technologies for synchronizing addresses between one device and another over a wireless communication network.

•
Light Valve Solutions LLC entered into a settlement and license agreement with BenQ America Corp. and BenQ USA Corp. covering a patent portfolio that relates to light valve systems.  This agreement resolves patent litigation that was pending in the United States District Court for the Northern District of Georgia.

•
Refined Recommendations Corporation entered into a settlement and license agreement with Netflix, Inc. covering a patent that applies to web personalization.  This patented technology generally relates to technology for learning user preferences and automatically personalizing a user’s online experience.  The technology is applicable to web sites that use categories plus attributes to identify items, and where individual attributes apply to multiple categories.

•
Screentone Systems Corporation entered into a settlement and license agreement with Kyocera Mita covering a patent portfolio of high quality image processing.  This patented technology generally relates to methods for improving print image quality through the use of advanced signal processing techniques for transforming continuous toned images into high quality half toned images. This technology can be used in printing products such as high end laser printers and image setters.

•
Priority Access Solutions Corporation entered into a settlement and license agreement with International Business Machines Corporation covering a patent that applies to software license management.  This patented technology generally relates to technology for monitoring and tracking the use of software applications across a network. This technology can be used to provide a system for managing software license compliance in an enterprise environment as well as metering actual usage levels in a Software-as-A-Service (SaaS) environment.

•
High Resolution Optics Corporation settled its lawsuit against the U.S. Government and Raytheon covering a patent portfolio relating to advanced optics and optical systems.  This patented technology generally relates to refractive and diffractive systems and methods for improving imaging capabilities in multi-element optical systems by using fewer elements. The patented systems and techniques have applications in imaging systems used by the military and those used by the private sector.

•
Secure Access Corporation settled its lawsuit against the U.S. Government for use of smart card-based physical access systems.  This patented technology generally relates to security systems that use smart cards to allow entry to restricted areas. This technology may be used in military and civilian government facilities as well as corporate environments that require verifiable personnel access.

•
Service Reminder LLC entered into a settlement agreement with American Honda Motor Company, Inc.  The settlement agreement resolves patent litigation that was pending in the United States District Court for the District of New Jersey. This patented technology generally relates to vehicle maintenance alerts. This technology may be used to alert a driver that an oil change or other vehicle maintenance should be performed.

•
Refined Recommendations Corporation entered into a settlement and license agreement with Netflix, Inc.  The settlement and license agreement resolves patent litigation that was pending in the United States District Court for the Northern District of California. This patented technology generally relates to technology for user preferences and automatically personalizing a user's online experience. The technology is applicable to web sites that use categories plus attributes to identify items, and where individual attributes apply to multiple categories.

•	Acacia Patent Acquisition LLC continued its patent and patent rights acquisition activities, including the following:

•
In July 2008, acquired rights to patents relating to automated database retrieval.  This patented technology generally relates to automatically retrieving database information stored in a plurality of formats, including structural and/or relational information.

•
In August 2008, acquired rights to patents relating to optical switching technology.  This patented technology generally relates to the optical switching equipment used in fiber optic communications, such as dense wave division multiplexing (DWDM).  This technology may be used in equipment such as reconfigurable optical add/drop multiplexers (ROADM’s) that aggregate data and voice traffic for transport over fiber optic networks.

•	In September 2008, acquired patents relating to manufacturing data transfer technology. This patented technology generally relates to integrating manufacturing computer systems with CAD systems.
•
In September 2008, acquired patents relating to network remote access technology. This patented technology generally relates to remote access to local or wide area networks and includes architectures and methods for converting time division multiplexed (TDM) data to packet-based data.  The technology may be used in equipment such as gateways, DSL add/drop multiplexers (DSLAM’s) and voice-over-IP (VoIP) phone adapters.

•
In September 2008, acquired rights to patents relating to lighting ballast technology.  This patented technology generally relates to controlling power to fluorescent lamps. The technology may be used in lighting ballasts for industrial applications.

A conference call is scheduled for today.  The Acacia Research Corporation presentation and Q&A will start at 1:30 p.m. Pacific Time (4:30 p.m. Eastern).

To listen to the presentation by phone, dial (888) 674-0222 for domestic callers and (201) 604-0498 for international callers.  A replay of the audio presentation will be available for 30 days at (888) 346-3949 for domestic callers and (404) 260-5385 for international callers, both of whom will need to enter the PIN code 4322297# when prompted, dial 4 to listen to replays and enter the Confirmation code 20081002188535#.

The call is being webcast by CCBN and can be accessed at Acacia’s website at www.acaciaresearch.com.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research’s subsidiaries develop, acquire, and license patented technologies.  Acacia Research’s subsidiaries control 100 patent portfolios, which include U.S. patents and certain foreign counterparts, covering technologies used in a wide variety of industries.

Information about Acacia Research is available at www.acaciatechnologies.com and www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting the credit markets and technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  We also note that our reported financial performance and period to period comparisons are not necessarily indicative of the results that may be expected in the future and we believes that such comparisons cannot be relied upon as indicators of future performance.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K, and other reports we file with the Securities and Exchange Commission discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason

ACACIA RESEARCH CORPORATION
CONSOLIDATED SUMMARY FINANCIAL INFORMATION
(In thousands, except share and per share information)
(Unaudited)

CONSOLIDATED BALANCE SHEET INFORMATION

	September 30,	December 31,
	2008	2007

Total Assets	$72,206	$71,051
Total Liabilities	$13,491	$6,247
Total Stockholders’ Equity	$58,715	$64,804

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

License fee revenues	$13,796	$9,544	$29,960	$40,594

Operating expenses:
Marketing, general and administrative expenses (including non-cash stock compensation expense of $1,949 and $5,716 for the three and nine months ended September 30, 2008 and $1,869 and $3,776 for the three and nine months ended September 30, 2007)	5,865	5,454	18,438	13,972
Inventor royalties and contingent legal fees expense - patents	8,263	5,669	17,099	23,197
Legal expenses - patents	1,153	2,027	3,242	4,463
Amortization of patents	1,152	1,451	3,731	4,081
Write-off of patent-related intangible asset	-	235	-	235
Total operating expenses	16,433	14,836	42,510	45,948
Operating loss	(2,637)	(5,292)	(12,550)	(5,354)

Other income (expense):
Interest income	242	647	935	1,704
Loss on investments	13	-	(250)	-
Total other income (expense)	255	647	685	1,704

Loss from continuing operations before income taxes	(2,382)	(4,645)	(11,865)	(3,650)

Provision for income taxes	(38)	(29)	(85)	(177)

Loss from continuing operations	(2,420)	(4,674)	(11,950)	(3,827)

Discontinued operations:
Loss from discontinued operations - Split-off of CombiMatrix Corporation	-	(2,286)	-	(8,086)

Net loss	$(2,420)	$(6,960)	$(11,950)	$(11,913)

Income (loss) per common share:
Acacia Research Corporation common stock
Net loss	$(2,420)	$(4,674)	$(11,950)	$(3,827)
Basic and diluted loss per share	(0.08)	(0.16)	(0.41)	(0.14)

Acacia Research - CombiMatrix stock - Discontinued Operations - Split-off of CombiMatrix Corporation:
Loss from discontinued operations - Split-off of CombiMatrix Corporation	$-	$(2,286)	$-	$(8,086)
Basic and diluted loss per share	-	(0.04)	-	(0.14)

Weighted average shares:
Acacia Research Corporation common stock
Basic and diluted	29,553,609	28,739,499	29,365,035	28,296,328
Acacia Research - CombiMatrix stock:
Basic and diluted	-	59,875,769	-	55,862,707